* NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
* INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

NUMBER

# One World Ventures

SHARES

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Fully paid and non-assessable shares of **One World Ventures Inc.** Common Stock transferable on the books of the Corporation in person or by attorney upon surrender of this Certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officer.

Dated:

ONE WORLD VENTURES INC.
CORPORATE
Seal
NEVADA

PRESIDENT

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned by

PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada

Authorized Signature